EXHIBIT 5.1

Paris, November 2, 2011

TOTAL S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Total Capital S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Total Capital Canada Ltd.

2900, 240 – 4th Avenue S.W.

Calgary, Alberta, T2P 4H4

Canada

Total Capital International S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Dear Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an indeterminate aggregate amount of debt securities (the “Total Debt Securities”) of TOTAL S.A., a société anonyme organized under the laws of the Republic of France (“TOTAL”), guaranteed debt securities (the “Total Capital Guaranteed Securities”) of Total Capital, a société anonyme organized under the laws of the Republic of France (“Total Capital”), guaranteed debt securities (the “Total Canada Guaranteed Securities”) of Total Capital Canada Ltd., a corporation incorporated under the laws of Alberta, Canada (“Total Canada”), guaranteed debt securities (the “Total International Guaranteed Securities”) of Total Capital International, a société anonyme organized under the laws of the Republic of France (“Total International”) and the related guarantees of the Total Capital Guaranteed Securities, the Total Canada Guaranteed Securities and the Total International Guaranteed Securities (collectively referred to herein as the “Guarantees”) by TOTAL, I, as General Counsel of TOTAL, have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion:

(1)	each of TOTAL, Total Capital and Total International is a société anonyme duly incorporated and validly existing under the laws of the Republic of France;

(2)	the Total Debt Securities, when duly and validly issued in accordance with a valid resolution of the board of directors of TOTAL duly authorizing such issuance, will be duly authorized;

(3)	the Total Capital Guaranteed Securities, when duly and validly issued in accordance with a valid resolution of the board of directors of Total Capital duly authorizing such issuance, will be duly authorized;

(4)	the Total International Guaranteed Securities, when duly and validly issued in accordance with a valid resolution of the board of directors of Total International duly authorizing such issuance, will be duly authorized; and

(5)	each of the Guarantees, when duly and validly executed by TOTAL in accordance with a valid resolution of the board of directors of TOTAL duly authorizing each of such Guarantees, will be duly authorized.

The foregoing opinion is limited to the laws of the Republic of France in force on this date and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I understand you are relying as to all matters governed by the laws of the State of New York upon the opinion dated November 2, 2011, of Jonathan E. Marsh, Group U.S. Counsel to TOTAL, and as to matters governed by the laws of Canada upon the opinion dated November 2, 2011 of Bennett Jones LLP, Canadian counsel to TOTAL and Total Canada, which opinions are being delivered to you by such counsels.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Total Debt Securities, Total Capital Guaranteed Securities, the Total Canada Guaranteed Securities, the Total International Guaranteed Securities and the Guarantees and to the references to me under the caption “Validity of Securities” in the Prospectus included therein. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Peter Herbel
Peter Herbel
General Counsel

2